Exhibit 10.1

November 15, 2019

Doug Groves

[Personal Address]

Dear Doug:

I am delighted to extend this offer letter of employment to you for the position of Senior Vice President & Chief Financial Officer with Iteris, Inc. (“Iteris,” “Company,” “we,” “our,” or “us”). This is a highly strategic role which will provide you a great professional opportunity. Please review the below offer details for employment with the Company. Once this letter is signed by you, this offer letter will confirm your agreement to, and acceptance of, the following:

•               You will report to our President and CEO, Joe Bergera.

•               Your employment with the Company is expected to begin no later than December 4, 2019, unless a different date is mutually agreed with the Company.

•               Your starting monthly base salary will be $33,333.33 (equivalent to $400,000/year); this is a full-time position and is classified as exempt. Employees are paid on a bi-weekly basis. Your salary is subject to deductions for taxes and other withholdings as required by law or the policies of the Company.

•               You will be included in the FY20 Bonus Plan. Your target bonus will 50% of your base salary. The bonus will be based upon Company performance and the achievement of individual goals and objectives. Your earned bonus will be prorated by the number of full months employed from your hire date to the end of the fiscal year and will be based upon actual earnings.

•               You will be eligible, starting in FY21, to participate in the annual bonus plan with a 50% target bonus. The bonus will be based upon Company performance and achievement of individual goals and objectives. The details of this plan will be mutually developed between you and the CEO, but are ultimately subject to approval by our Compensation Committee of our Board of Directors.

•               You will be eligible to receive regular annual option awards as recommended by management and approved by the Compensation Committee (the “Option Awards”). These annual Option Awards will be granted as part of the Company’s equity award cycle, beginning in FY20. Your Option Awards as well as the New Hire Award described below will be subject to the terms and conditions applicable to options granted under the Iteris, Inc. Amended and Restated 2016 Omnibus incentive Plan (“Plan”), as described in that Plan and applicable stock option agreement(s), which you will be required to sign. Your Option Awards will be incentive options under the Federal tax laws, to the maximum extent permissible.

•               For the FY20 equity award cycle, you will be granted an Option Award to purchase 100,000 shares of the Company’s common stock (the “Initial Award”). The exercise price for the Initial Award will be the fair market value of the Company’s common stock on the date of grant, which is expected to be on your first day of employment, December 4, 2019, and will vest in equal annual installments over a 4-year vesting period.

•               As part of your compensation, you will also be granted a Special New Hire Award option to purchase 100,000 shares of the Company’s common stock (“New Hire Award”). The exercise price, date of grant, and vesting schedule for the New Hire Award will be the same as for the Initial Award.

As an Iteris employee, you will be eligible to participate in a very attractive benefits program that includes the following:

•                 Health insurance coverage including medical, dental and vision

•                 Group life and disability insurance

•                 Paid holidays

•                 Personal time off (PTO) of 20 days per year with the time accrued each pay period (earned at 6.15 hours each pay period).

•                 401 (k) Plan. Please note that you are eligible for 401 (k) participation immediately. Through payroll deduction, you may make pre-tax contributions up to the maximum allowed by the Internal Revenue Service. The Company currently matches 100% of your first 3% and 50% of the next 2% for a net match of 4% if you contribute at least 5% of your salary. You will be automatically enrolled in our retirement plan, meaning 6% of your pay will be deducted from your paychecks and contributed to the retirement plan on your behalf unless you elect a different salary deferral percentage. If you don’t want to be automatically enrolled or if you want to enroll with a percentage other than 6%, please contact Human Resources for additional information. We also offer a variety of investment choices. The company contributions are 100% vested immediately. You may also participate in a Roth 401 (k) with the same match and vesting which is subject to IRS maximum contribution limit and company match maximum when combined with the traditional 401 (k).

Please refer to the enclosed summary of benefits for more information on these and other benefits. There are, of course, no guarantees on the benefit plans continuing in their present coverage or benefit levels.

Employment with Iteris is ‘‘at-will.” This means your employment is voluntary and is subject to termination by you or Iteris at-will, with or without cause, and with or without notice, at any time. Nothing in Iteris policies shall be interpreted to be in conflict with or to eliminate or modify in any way the employment at-will statue of Iteris employees.

The offer is contingent upon and subject to approval by the Company Board of Directors, completion of the D&O Questionnaire sent to you separately, and successful completion of a post-employment offer background check, credit check and screening for illegal substances. The screening will be completed at our expense. HireRight will contact you with instructions.

Further, as a condition of employment, you agree to abide by Iteris’ policies, rules and regulations applicable to you, as they are issued from time to time, including without limitation, an arbitration clause regarding any covered controversies between you and the Company. This arbitration policy is set forth on the attached Arbitration Agreement which requires your signature.

Doug, we are very excited about the opportunities in front of Iteris and we believe you will make a big impact in our Company. We look forward to you joining the team.

Please sign this letter and the attached agreement and return via e-mail or fax (949) 270-9406. This offer expires at the end of the business day, Friday, November 22, 2019. Feel free to contact me if you need any further information or have any questions.

Sincerely,

/s/ Jeff McDermott

Jeff McDermott
Senior VP, Human Resources

Accepted:	/s/ Doug Groves

Date:	11/15/2019

Anticipated Start Date:	12/4/2019